Exhibit 99.1

Willamette Valley Vineyards, Inc. Receives Additional Nasdaq Staff Determination Letter

TURNER, Oregon, May 28, 2008 – On May 21, 2008, Willamette Valley Vineyards, Inc. (the “Company”) (Nasdaq: WVVI) received an additional Nasdaq Staff Determination letter from the Nasdaq Listing Qualifications Department providing that the Company does not comply with the requirement for continued listing set forth in Marketplace Rule 4310(c)(14) because it did not file its Interim Report on Form 10-Q for the period ended March 31, 2008 (“Form 10-Q”) on a timely basis, and that its securities are, therefore, subject to delisting from The Nasdaq Capital Market.

The Company had received a previous Nasdaq Staff Determination Letter (the “Prior Determination Letter”) from the Nasdaq Listing Qualifications Department on April 18, 2008, with respect to the Company not filing its Form 10-KSB for the year ended December 31, 2007 (“Form 10-KSB”) in a timely manner.  The Company reported this event on a Form 8-K filed with the Securities and Exchange Commission (“SEC”) on April 24, 2008.  The Company filed its Form 10-KSB with the SEC on May 19, 2008, and believes it is now in compliance with the Nasdaq rule cited in the Prior Determination Letter with respect to being late on its Form 10-KSB filing.

The Company expects to file its Form 10-Q later today and in no event later than the end of this week, and at the time of filing expects to be in compliance with the requirements for continued listing on The Nasdaq Capital Market.  If the Form 10-Q is not filed before June 5, 2008, or if it is filed but Nasdaq still determines an appeal hearing is necessary (an event the Company considers unlikely), the Company will present its views at an appeal hearing before a Nasdaq Listing Qualifications Panel on June 5, 2008.

About Willamette Valley Vineyards, Inc.

Willamette Valley Vineyards, Inc. was founded in 1983 by James Bernau. Best known for its acclaimed Pinot Noir, the winery produces approximately 130,000 cases annually that are distributed throughout the United States, Canada, and the Pacific Rim. Today the winery manages approximately 300 acres of vines, which are all certified sustainable, LIVE and Salmon Safe. As Oregon’s only publicly held winery, the winery is listed on Nasdaq under the symbol WVVI. For more information, call 800-344-9463 or visit www.WillametteValleyVineyards.com.

Safe-Harbor

This release contains forward-looking information about Willamette Valley Vineyards, Inc. that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that are not historical facts.  These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate,” or the negative thereof or comparable terminology.  These forward-looking statements involve a number of risks and uncertainties, which could cause actual results to differ materially.  Additional risk factors are outlined in the Company’s most recent Annual Report on Form 10-KSB filed with the SEC. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.